EXHIBIT 10.1

BRAZIL BUSINESS COMBINATION AGREEMENT

by and among

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A.,

THE NEWS CORPORATION LIMITED,

THE DIRECTV GROUP INC.,

DIRECTV LATIN AMERICA, LLC,

and

GLA BRASIL LTDA.

Dated as of October 8, 2004

BRAZIL BUSINESS COMBINATION AGREEMENT, dated as of October 8, 2004, by and among Globo Comunicações e Participações S.A., a Brazilian sociedade anônima, The News Corporation Limited, an Australian corporation, The DirecTV Group Inc. (formerly known as Hughes Electronics Corporation), a Delaware corporation, DirecTV Latin America, LLC, a Delaware limited liability company, and GLA Brasil Ltda., a Brazilian limitada. Capitalized terms used herein without definition shall have the meaning set forth in, and shall be construed and interpreted in accordance with, Annex A.

W I T N E S S E T H:

A. DirecTV indirectly owns 100% of the Quotas of DTV Brasil through TV Capital and GLA and Galaxy Investments, LLC.

B. Globo and News, together with Liberty, indirectly own 100% of the Quotas of Sky Brasil.

C. Globo, News and DirecTV desire to agree on the terms and conditions for the combination of Sky Brasil and DTV Brasil, including with respect to their common ownership, governance and operation, subject to the terms and conditions of the Participation Agreement, this Combination Agreement and the other Transaction Agreements. Upon the consummation of the transactions contemplated by this Combination Agreement, the Temporary Waiver will become permanent subject to, and in accordance with, the Participation Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties agree as follows:

1. Brazil Business Combination.

1.1 Acquisition of TV Capital by Sky Brasil. Upon the terms and subject to the conditions set forth in this Combination Agreement, at the Closing, DirecTV and DTVLA shall cause GLA and Galaxy Investments, LLC to contribute to Sky Brasil all outstanding TV Capital Quotas and other equity interests (if any) in TV Capital and DTV Brasil held by them, except that one TV Capital Quota shall be transferred to each of the applicable Globo Affiliate and to GLA. In exchange for such contribution and for any Subscriber Contribution effected pursuant to Section 1.2, Sky Brasil shall issue to GLA such number of Sky Brasil Quotas as represent 29.5% of the issued Quotas of Sky Brasil. Following such contribution and the issue of such Quotas to GLA, GLA, News, Globo and Liberty shall indirectly each hold approximately 29.5%, 35.4%, 28.0% and 7.1%, respectively, of the issued Quotas of Sky Brasil, as calculated after giving effect to the capitalization of the Quotaholder Funding issued prior to August 2003 but before giving

i

effect to any Quotaholder Funding capitalized or converted on the Value Determination Date, and Sky Brasil shall hold the entire equity interest of the DTV Brasil Group, except that GLA and the applicable Globo Affiliate shall also each hold one TV Capital Quota and Sky Brasil shall also hold one DTV Brasil Quota.

1.2 Closing Adjustment. Within 120 days after the Signing Date, or such other period as the Parties may agree, Sky Brasil shall cause its auditors to prepare and deliver to News, Globo, Liberty and DirecTV a report (the “Subscriber Report”) setting out the number of Paying Subscribers of DTV Brasil as of the Signing Date. In the event the Subscriber Report indicates that the number of Paying Subscribers of DTV Brasil as of the Signing Date was less than 300,000, DirecTV shall pay or cause to be paid to Sky Brasil at the Closing, as a capital contribution, an amount equal to the Real Equivalent (converted at the average of the buy and sell exchange rate listed as PTAX 800, option 5, as disclosed by the Central Bank of Brazil on the Business Day immediately preceding the date of payment), of $650.00 multiplied by the difference between 300,000 and the actual number of Paying Subscribers of DTV Brasil as of the Signing Date, as shown on the Subscriber Report (the “Subscriber Contribution”). No capital or convertible securities shall be issued to GLA for the Subscriber Contribution, except as set forth in Section 1.1, and, following such Subscriber Contribution, but before giving effect to any Quotaholder Funding capitalized or converted on the Value Determination Date, Globo shall continue to hold indirectly 28.0% of the issued Quotas of Sky Brasil.

2. Closing.

2.1 Closing. Unless this Combination Agreement shall have been terminated pursuant to Article 7, the closing of the transactions contemplated by this Combination Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, on the third Business Day following the date on which all conditions precedent set forth in Article 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as the Parties may agree in writing. The date on which the Closing actually occurs is referred to in this Combination Agreement as the “Closing Date”. The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

2.2 Deliveries.

(a) At the Closing, the DTV Parties shall deliver, or cause to be delivered, to the Sky Parties and Sky Brasil, in accordance with the terms of this Combination Agreement, the following:

(i) evidence of the concurrent filing with the Junta Comercial do Estado de São Paulo of the Amended TV Capital Articles of Association and the Amended DTV Brasil Articles of Association, for the purpose of evidencing, inter alia, the transfer to and the ownership by Sky Brasil of the TV Capital Quotas; and

(ii) each of the certificates and other documents to be delivered, or cause to be delivered, by the DTV Parties pursuant to Section 6.2.

(b) At the Closing, the Sky Parties, as applicable, shall deliver, or cause to be delivered, to the DTV Parties, in accordance with the terms of this Combination Agreement, the following:

(i) evidence of the concurrent filing with the Junta Comercial do Estado de São Paulo of the Closing Sky Brasil Articles of Association, in a form reasonably agreeable to the Parties, for the purpose of evidencing, inter alia, the issue of additional Sky Brasil Quotas to GLA; and

(ii) each of the certificates and other documents to be delivered, or caused to be delivered by the Sky Parties pursuant to Section 6.3.

(c) Promptly upon receipt thereof, DirecTV, on the one hand, and the Sky Parties, on the other hand, shall deliver to the other Parties hereto evidence that the Amended TV Capital Articles of Association, the DTV Brasil Articles of Association and the Closing Sky Brasil Articles of Association, as applicable, filed with the Junta Comercial do Estado de São Paulo as contemplated in Sections 2.2(a)(i) and 2.2(b)(i), have become effective.

3. Representations and Warranties of the Sky Parties.

Each of the Sky Parties represents and warrants to each DTV Party as of the date hereof and as of the Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation or warranty shall be made as of such date), as follows (provided that, with respect to any representation or warranty contained in this Article 3 that relates to the Sky Parties (or their respective Affiliates), each Sky Party represents and warrants solely as to itself (and, as applicable, its Affiliates), and makes no representation or warranty with respect to, or on behalf of, any other Sky Party or Affiliates thereof, and provided further that neither Sky Party makes any representation or warranty with respect to Liberty or any Affiliate thereof).

3.1 Authorization, Etc.

(a) Such Sky Party and each Relevant Affiliate of such Sky Party has full corporate, partnership or limited liability company power and authority to execute and deliver this Combination Agreement and the Ancillary Closing Agreements to which it or any such Relevant Affiliate is or shall be a party, to perform such Sky Party’s (and any such Relevant Affiliate’s) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Combination Agreement and the Ancillary Closing Agreements to which such Sky Party or any such Relevant Affiliate is or shall be a party, the performance of such Sky Party’s (and such Relevant Affiliates’) obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate, partnership or limited liability company action of such Sky Party or such Relevant Affiliates, as applicable. Such Sky Party has duly executed and delivered this Combination Agreement, and on the Closing Date such Sky Party (and each such Relevant Affiliate) will have duly executed and delivered the Ancillary Closing Agreements to which it is or shall be a party. This Combination Agreement constitutes, and each Ancillary Closing Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of such Sky Party or such Relevant Affiliates, enforceable against such Sky Party and, as applicable, such Relevant Affiliates in accordance with its terms.

(b) Each member of the Sky Brasil Group has full corporate or limited liability company power and authority to execute and deliver the Ancillary Closing Agreements to which it shall be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Closing Agreements to which it shall be a party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate or limited liability company action of such member of the Sky Brasil Group, as applicable. On the Closing Date each such member of the Sky Brasil Group will have duly executed and delivered the Ancillary Closing Agreements to which it shall be a party. Each Ancillary Closing Agreement when so executed and delivered shall constitute the legal, valid and binding obligation of each such member of the Sky Brasil Group enforceable against it in accordance with its terms.

3.2 Sky Brasil Equity Interests, Etc.

(a) The capital stock of Sky Brasil consists of 1,160,897,411 Sky Brasil Quotas, except, as of Closing, for any additional Sky Brasil Quotas held by the existing Quotaholders of Sky Brasil (the “Sky Brasil Quotaholders”). The Sky Brasil Quotas set forth in Schedule 3.2(a) (i) are all the Sky Brasil Quotas owned directly or indirectly by the Sky Parties and (ii) have been duly authorized and validly issued and are fully paid and nonassessable. Subject to the immediately following sentence, Schedule 3.2(a) contains a complete and correct description of all the equity interests of Sky Brasil (including without limitation all unconverted Quotaholder Funding), and each equity interest identified therein as owned by a Sky Party or Affiliate thereof is owned, beneficially and of record, by such Sky Party or Affiliate, in each case free and clear of any Lien other than Permitted Liens. The Sky Parties shall have the right to update Schedule 3.2(a) at Closing to reflect any additional Quotas or other equity interests relating to unconverted Quotaholder Funding of Sky Brasil held by the Sky Parties or Affliates thereof that are Sky Brasil Quotaholders at Closing. Upon the filing of the Closing Sky Brasil Articles of Association with the Junta Comercial do Estado de São Paulo at Closing, GLA will acquire good and valid title to all of the Sky Brasil Quotas issued to it pursuant to Section 1.1, free and clear of any Lien other than Permitted Liens.

(b) Subject to the immediately following sentence, Schedule 3.2(b) contains a complete and correct description of the Quotas or other equity interests that are authorized and issued by each of the Sky Brasil Subs. The Sky Parties shall have the right to update Schedule 3.2(b) at Closing to reflect any additional Quotas or other equity interests relating to unconverted Quotaholder Funding of any Sky Brasil Sub held by any member of the Sky Brasil Group at Closing. All of the Quotas and other equity interests set forth in Schedule 3.2(b) (as such Schedule may be updated at Closing) have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned beneficially and of record by Sky Brasil or the Affiliate thereof specified in Schedule 3.2(b), free and clear of any Liens other than Permitted Liens. Except for the Sky Brasil Subs, Sky Brasil does not own any Quotas or other equity interests of any Person. None of the members of the Sky Brasil Group is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any Person.

(c) Except as set forth on Schedule 3.2(c), (i) except as provided under Law, there are no preemptive or similar rights on the part of any holders of any class of securities of any member of the Sky Brasil Group and (ii) except for the unconverted Quotaholder Funding set forth in Schedule 3.2(a) (as such Schedule may be updated at Closing) or as specifically provided in the Amended Sky Brasil Quotaholders Agreement, the Participation Agreement or the Organizational Documents of each of the members of the Sky Brasil Group, no subscriptions, options, warrants, AFACs, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the Sky Brasil Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any Quotas, shares or other equity interests of such member of the Sky Brasil Group or any securities convertible into or exchangeable for any such Quotas, shares or equity interests, are outstanding, and no authorization therefor has been given. Except as specifically provided in the Participation Agreement, the Amended Sky Brasil Quotaholders Agreement or the Organizational Documents of any member of the Sky Brasil Group, there are no outstanding contractual or other rights or obligations to or of any member of the Sky Brasil Group or any other Person to repurchase, redeem or otherwise acquire any outstanding Sky Brasil Quotas or other equity interests of any member of the Sky Brasil Group.

v

3.3 Corporate Status.

(a) Sky Brasil is a limitada duly organized and validly existing under the laws of the Federative Republic of Brazil. Except as set forth in Schedule 3.3(a), Promancor is a sociedade anônima duly organized and validly existing under the laws of Uruguay and Net Sat USA is a corporation duly organized and validly existing under the laws of Delaware. Except as set forth in Schedule 3.3(a), each member of the Sky Brasil Group has corporate or full limited liability company power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(b) Except as set forth in Schedule 3.3(b), each member of the Sky Brasil Group is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary and in which the failure to so qualify or be licensed would, individually or in the aggregate, be reasonably likely to have a Sky Brasil Material Adverse Effect.

(c) Sky Brasil has made available to DirecTV complete and correct copies of the Organizational Documents of each member of the Sky Brasil Group, as amended, modified or waived through and in effect on the date hereof. Except as set forth in Schedule 3.3(c), each of the Organizational Documents of each of the members of the Sky Brasil Group is in full force and effect and none of the members of the Sky Brasil Group is in violation of any of the provisions of its Organizational Documents, except for violations that have not had and would not, individually and in the aggregate, reasonably be expected to have or result in a Sky Brasil Material Adverse Effect.

3.4 No Conflicts, Etc.

(a) Except as set forth in Schedule 3.4(a), the execution, delivery and performance of this Combination Agreement and the Ancillary Closing Agreements by the Sky Party or member of the Sky Brasil Group or Relevant Affiliate thereof that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, contravene, result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any such Sky Party, any of its Relevant Affiliates or any member of the Sky Brasil Group under, (i) any provision of any of the Organizational Documents of such Sky Party, any of its Relevant Affiliates or any member of the Sky Brasil Group or (ii) any Contract (other than the Sky Brasil Material Contracts set forth on Schedule 3.8(a) and the Sky Party Agreements set forth in Schedule 3.6(a)) to which such Sky Party, any of its Relevant Affiliates or any member of the Sky Brasil Group is a party or by which any of its properties or assets may be bound, except, in the case of this clause (ii), for such violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Sky Brasil Material Adverse Effect.

(b) Except as set forth on Schedule 3.4(b), no Governmental Approval or other Consent is required to be obtained or made by such Sky Party, any of its Relevant Affiliates or any member of the Sky Brasil Group in connection with the execution, delivery and performance of this Combination Agreement or any Ancillary Closing Agreements to which such Sky Party, any of its Relevant Affiliates or member of the Sky Brasil Group is a party or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Sky Brasil Material Adverse Effect. The Parties shall have the right to update Schedule 3.4(b) at Closing with respect to Governmental Approvals.

(c) The Transaction Agreements are the only agreements to which such Sky Party, any of its Affiliates or, to the knowledge of the Sky Parties, any member of the Sky Brasil Group is a party with respect to the transactions contemplated thereby, other than (i) Contracts that do not, and will not, have any material adverse effect in any way upon any right or obligation of DirecTV or any Affiliate thereof under any Transaction Agreement and (ii) as otherwise agreed.

3.5 Absence of Changes. As of the date hereof, except as set forth in Schedule 3.5 or as specifically required by a Transaction Agreement, since March 1, 2004, there has been no event, occurrence, fact, condition, change, development or other effect that, individually or in the aggregate, has had or would be reasonably expected to have or result in a Sky Brasil Material Adverse Effect, provided that the incurrence of Non-Permitted Liabilities shall not be taken into account in making such determination.

3.6 Affiliate Transactions.

(a) As of the date hereof, Schedule 3.6(a) sets forth (i) all Contracts, transfers of assets, liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any member of the Sky Brasil Group, on the one hand, and any Sky Party or other current equity holder or (except in the case of Liberty) any of their respective Affiliates, on the other hand (each, a “Sky Related Person”), are or have been a party or by which the assets or properties of such member of the Sky Brasil Group are bound or affected and that involve continuing rights, liabilities or obligations, except for (A) any such Contracts, transfers, liabilities, commitments or transactions that are not material to such member of the Sky Brasil Group or otherwise to the business and operations of Sky Brasil, as currently conducted and (B) the Sky Brasil Programming Agreements and (ii) any guarantee of obligations of any member of the Sky Brasil Group by a Sky Related Person and any guarantee by any member of the Sky Brasil Group of any obligations of any Sky Related Person (all such Contracts, liabilities, transfers, commitments, transactions or guarantees, including all amendments, supplements and modifications thereto and waivers thereof, subject to the exclusions described above, the “Sky Party Agreements”). No member of the Sky Brasil Group is party to or bound by any Contract with any former (within the past three years) equity holder of a member of the Sky Brasil Group that is not on Arms-Length Terms.

(b) As of the Closing Date, the Sky Party Agreements set forth on Schedule 3.6(b) (the “Terminated Sky Party Agreements”) shall have been terminated and shall be of no further force or effect, and no member of the Sky Brasil Group shall have any Liability from or after Closing with respect to any Terminated Sky Party Agreement or the termination or expiration thereof. As of the date hereof, complete copies or summaries of all Sky Party Agreements (other than the Terminated Sky Party Agreements) set forth or required to be set forth on Schedule 3.6(b) (each, a “Continuing Sky Party Agreement”), have been made available to DirecTV or its representatives. Each Continuing Sky Party Agreement is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable against each such party in accordance with its terms, except, as of the Closing Date, for those Continuing Sky Party Agreements that have expired in accordance with their terms. No member of the Sky Brasil Group is in material breach or default under any Continuing Sky Party Agreement, nor does there exist under any Continuing Sky Party Agreement any event or condition that, after notice or lapse of time or both, would constitute or result in a Sky Brasil Material Adverse Effect.

(c) Except as set forth on Schedule 3.6(c), as of the date hereof, no employee, officer, director, agent or consultant of any member of the Sky Brasil Group has received any advance or loan from any member of the Sky Brasil Group that is outstanding (other than advances for business expenses in the ordinary course), is a creditor of any member of the Sky Brasil Group or owns any interest in any material asset of any member of the Sky Brasil Group.

(d) Sky Brasil Programming Agreements shall not constitute Sky Party Agreements, and shall not be subject to the provisions of this Section 3.6, and shall not be required to be listed on Schedule 3.6(a).

3.7 Licenses/Consents. As of the date hereof, except as would not, individually and in the aggregate, reasonably be expected to have or result in a Sky Brasil Material Adverse Effect, (i) each member of the Sky Brasil Group is in compliance with the terms of all Consents from any and all Governmental Authorities that are used or held for use in connection with, or are necessary for the ownership, operation or conduct of, or otherwise material to, Sky’s Brasil’s business and operations as currently conducted in the ordinary course of business (the “Sky Brasil Licenses”) and (ii) none of the Sky Parties or any member of the Sky Brasil Group has any Knowledge of any revocation, cancellation, suspension, modification or nonrenewal of any such Sky Brasil License (including as a result of the execution, delivery and performance of this Combination Agreement and the Ancillary Closing Agreements by the Sky Parties and their Relevant Affiliates, and the consummation of the transactions contemplated hereby and thereby).

3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth a complete and correct list (as of the date hereof) of all Contracts relating to the acquisition, lease or servicing of satellite transponders and other uplink and downlink arrangements to which each member of the Sky Brasil Group is a party or by or under which each member of the Sky Brasil Group is a beneficiary or any of its properties or assets are bound (in each case as amended, supplemented, waived or otherwise modified through the date of this Combination Agreement, collectively the “Sky Brasil Material Contracts”), other than those Contracts that, individually and in the aggregate, are not and would not reasonably be expected to have or result in (including without limitation as a result of any termination, default or breach thereof or thereunder) a Sky Brasil Material Adverse Effect.

(b) Except as set forth on Schedule 3.8(b), as of the date hereof, (i) no member of the Sky Brasil Group is in breach or default under any Sky Brasil Material Contract set forth or required to be set forth on Schedule 3.8(a), and (ii) there does not exist under any Sky Brasil Material Contract set forth or required to be set forth on Schedule 3.8(a) any event or condition that, after notice or lapse of time or both, would constitute a breach or event of default thereunder on the part of any member of the Sky Brasil Group or, to the Knowledge of any Sky Party or any member of the Sky Brasil Group, any other Person, except in the case of each of the foregoing clauses for such breaches, defaults, events and conditions that, individually and in the aggregate, would not reasonably be expected to have or result in a Sky Brasil Material Adverse Effect.

3.9 Disclosure. As of the date hereof, to the Knowledge of the Sky Parties, information relating to all material Liabilities of the Sky Brasil Group has been made available to DirecTV or representatives thereof.

3.10 Brokers/Finders. All negotiations relating to this Combination Agreement and the Ancillary Closing Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of such Sky Party or its Controlled Affiliates in such a manner as to, and the transactions contemplated hereby will not otherwise, give rise to any valid claim against any DTV Party or member of the DTV Brasil Group or their respective Controlled Affiliates for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such party upon consummation of the transactions contemplated hereby.

4. Representations and Warranties of the DTV Parties.

Each of the DTV Parties represents and warrants to each Sky Party as of the date hereof and as of the Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation or warranty shall be made as of such date), as follows:

4.1 Authorization, Etc.

(a) Each of the DTV Parties and each of their Relevant Affiliates has full corporate or limited liability company power and authority to execute and deliver this Combination Agreement and the Ancillary Closing Agreements to which it (or any such Relevant Affiliate) is or shall be a party, to perform its (and any such Relevant Affiliate’s) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Combination Agreement and the Ancillary Closing Agreements to which such DTV Party (or any such Relevant Affiliate) is or shall be a party, the performance of such DTV Party’s (and any such Relevant Affiliate’s) obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action of such DTV Party or such Relevant Affiliate, as applicable. Each of the DTV Parties has duly executed and delivered this Combination Agreement, and on the Closing Date, each of the DTV Parties and such Relevant Affiliates will have duly executed and delivered the Ancillary Closing Agreements to which it is or shall be a party. This Combination Agreement constitutes, and each Ancillary Closing Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the DTV Parties and such Relevant Affiliate, enforceable against the DTV Parties and, as applicable, such Relevant Affiliate in accordance with its terms.

x

(b) Each member of the DTV Brasil Group has full corporate or limited liability company power and authority to execute and deliver the Ancillary Closing Agreements to which it shall be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Closing Agreements to which it shall be a party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate or limited liability company action of such member of the DTV Brasil Group, as applicable. On the Closing Date each such member of the DTV Brasil Group will have duly executed and delivered the Ancillary Closing Agreements to which it is or shall be a party. Each Ancillary Closing Agreement when so executed and delivered shall constitute the legal, valid and binding obligation of such member of the DTV Brasil Group enforceable against it in accordance with its terms.

4.2 DTV Brasil Equity Interests, Etc.

(a) The capital stock of TV Capital consists of 1,002,610,582 TV Capital Quotas, and the capital stock of DTV Brasil consists of 97,105,642 DTV Brasil Quotas, except, as of Closing, for any additional Quotas of TV Capital held by GLA and any additional Quotas of DTV Brasil held by TV Capital. All such TV Capital Quotas and all such DTV Brasil Quotas (i) are owned, directly or indirectly, by DirecTV and DTVLA and (ii) have been duly authorized and validly issued and are fully paid and nonassessable. Subject to the immediately following sentence, Schedule 4.2(a) contains a complete and correct description of all the equity interests of TV Capital and DTV Brasil (including without limitation all unconverted Quotaholder Funding of each), each of which is owned, beneficially and of record, by GLA, TV Capital or such other Person set forth therein, in each case free and clear of any Lien other than Permitted Liens. The DTV Parties shall have the right to update Schedule 4.2(a) at Closing to reflect any additional Quotas or other equity interests relating to unconverted Quotaholder Funding of TV Capital held by GLA, and any additional Quotas or other equity interests relating to unconverted Quotaholder Funding of DTV Brasil held by TV Capital, at Closing. Upon filing of the Amended and Restated TV Capital Articles of Association with the Junta Comercial do Estado de São Paulo, Sky Brasil will acquire good and valid title to all of the TV Capital Quotas, free and clear of any Lien other than Permitted Liens. Except as set forth in Schedule 4.2(a), TV Capital has good and valid title to all of the DTV Brasil Quotas, free and clear of any Liens other than Permitted Liens.

(b) Subject to the immediately following sentence, Schedule 4.2(b) contains a complete and correct description of the Quotas or other equity interests that are authorized and issued by each of the DTV Brasil Subs. The DTV Parties shall have the right to update Schedule 4.2(b) at Closing to reflect any additional Quotas or other equity interests relating to unconverted Quotaholder Funding of any DTV Brasil Sub held by any member of the DTV Brasil Group at Closing. All of the Quotas and other equity interests set forth in Schedule 4.2(b) (as such Schedule may be updated at Closing) have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned beneficially and of record by DTV Brasil or the Person specified in Schedule 4.2(b), free and clear of any Liens other than Permitted Liens. Except as set forth in Schedule 4.2(b), no member of the DTV Brasil Group (other than TV Capital) owns any Quotas or other equity interests of any Person and TV Capital does not own any Quotas or other equity interests of any Person other than DTV Brasil. Except as set forth in Schedule 4.2(b), none of the members of the DTV Brasil Group is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any Person.

(c) Except as set forth on Schedule 4.2(c), (i) except as provided under Law, there are no preemptive or similar rights on the part of any holders of any class of securities of any member of the DTV Brasil Group and (ii) except as specifically provided in the Participation Agreement or the Organizational Documents of each of the members of the DTV Brasil Group, no subscriptions, options, warrants, AFACs, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the DTV Brasil Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any Quotas, shares or other equity interests of such member of the DTV Brasil Group, or any securities convertible into or exchangeable for any such Quotas, shares or equity interests, are outstanding, and no authorization therefor has been given. Except as specifically provided in the Participation Agreement or the Organizational Documents of any member of the DTV Brasil Group, there are no outstanding contractual or other rights or obligations to or of any member of the DTV Brasil Group or any other Person to repurchase, redeem or otherwise acquire any outstanding TV Capital Quotas, DTV Brasil Quotas or other equity interests of any member of the DTV Brasil Group.

4.3 Corporate Status.

(a) TV Capital is a limitada duly organized and validly existing under the laws of the Federative Republic of Brazil, and DTV Brasil is a limitada duly organized and validly existing under the laws of the Federative Republic of Brazil. Each member of the DTV Brasil Group has full limited liability company power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(b) Each member of the DTV Brasil Group is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary and in which the failure to so qualify or be licensed would, individually or in the aggregate, be reasonably likely to have a DTV Brasil Material Adverse Effect.

(c) DirecTV has delivered to the Sky Parties complete and correct copies of the Organizational Documents of each member of the DTV Brasil Group, as amended, modified or waived through and in effect on the date hereof. Each of the Organizational Documents of each of the members of the DTV Brasil Group is in full force and effect. None of the members of the DTV Brasil Group is in violation of any of the provisions of its Organizational Documents, except for violations that have not had and would not, individually and in the aggregate, reasonably be expected to have or result in a DTV Brasil Material Adverse Effect.

(d) At the Closing Date, no member of the DTV Brasil Group has filed for bankruptcy, insolvency or composition with creditors (concordata).

(e) Galaxy Latin America Brasil Ltda. does not (i) conduct any business, (ii) have any employees or (iii) own, hold or have any properties or assets (whether tangible or intangible) or any liabilities or obligations of any nature whatsoever, other than in the case of this clause (iii), (x) its ownership of (1) a compression board and encoder parts, (2) an audio and video converter, (3) a vectorscope, (4) an audio and video router, (5) an antenna and amplifier and (6) a computer and other miscellaneous assets used in the ordinary course of business by DTV Brasil and (y) liabilities (except for those relating to Tax) associated with the Company’s formation or continuation of its corporate existence.

4.4 No Conflicts, Etc.

(a) Except as set forth in Schedule 4.4(a), the execution, delivery and performance of this Combination Agreement and the Ancillary Closing Agreements by the DTV Party or member of the DTV Brasil Group or Relevant Affiliate thereof that is or will be party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any such DTV Party, any of its Relevant Affiliates or any member of the DTV Brasil Group under, (i) any provision of any of the Organizational Documents of such DTV Party, such Relevant Affiliate or member of the DTV Brasil Group or (ii) any Contract (other than the DTV Brasil Material Contracts set forth on Schedule 4.8(a) and the DTV Affiliate Agreements set forth on Schedule 4.6(a)) to which any DTV Party, any of its Relevant Affiliates or any member of the DTV Brasil Group is a party or by which any of its properties or assets may be bound, except, in the case of this clause (ii), for such violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect.

(b) Except as set forth on Schedule 4.4(b), no Governmental Approval or other Consent is required to be obtained or made by any member of the DirecTV Group or any Relevant Affiliate thereof in connection with the execution, delivery and performance of this Combination Agreement or any Ancillary Closing Agreements to which such member of the DirecTV Group or Relevant Affiliate is a party or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect. The Parties shall have the right to update Schedule 4.4(b) at Closing with respect to Governmental Approvals.

(c) The Transaction Agreements are the only agreements to which any DTV Party, any of their Affiliates or, to the Knowledge of the DTV Parties, any member of the DTV Brasil Group is a party with respect to the transactions contemplated thereby, other than (i) Contracts that do not, and will not, have any material adverse effect upon any right or obligation of any Sky Party or any Affiliate thereof under any Transaction Agreements or any adverse effect upon any right or obligation of any Sky Party or Affiliate thereof under the Agency Agreement or any Related Agency Agreement, and (ii) as otherwise agreed.

4.5 Absence of Changes. As of the date hereof, except as set forth in Schedule 4.5 or as specifically required by a Transaction Agreement, since March 1, 2004, there has been no event, occurrence, fact, condition, change development or other effect that, individually or in the aggregate, has had or would be reasonably expected to have or result in a DTV Brasil Material Adverse Effect, provided that the incurrence of Non-Permitted Liabilities shall not be taken into account in making such determination.

4.6 Affiliate Transactions.

(a) As of the date hereof, Schedule 4.6(a) sets forth (i) all Contracts, transfers of assets, liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any member of the DTV Brasil Group, on the one hand, and DirecTV, Darlene, News or other current equity holder or (except in the case of Darlene) any of their respective Affiliates, on the other hand (each, a “DTV Related Person”), are or have been a party or by which the assets or properties of such member of the DTV Brasil Group are bound or affected and that involve continuing rights, liabilities or obligations, except for any such Contracts, transfers, liabilities, commitments or transactions that are not material to such member of the DTV Brasil Group or the DTV Brasil Business and (ii) any guarantee of obligations of any member of DTV Brasil Group by a DTV Related Person and any guarantee by any member of the DTV Brasil Group of any obligations of any DTV Related Person (all such Contracts, liabilities, transfers, commitments, transactions or guarantees, including all amendments, supplements and modifications thereto and waivers thereof, subject to the exclusion described above, the “DTV Affiliate Agreements”). To the Knowledge of DTV Brasil or any DTV Party, no member of the DTV Brasil Group is party to or bound by any Contract with Darlene or any of its Affiliates. No member of the DTV Brasil Group is a party to or bound by any Contract with any former (within the past three years) equity holder of a member of the DTV Brasil Group that is not on Arms-Length Terms.

(b) As of the Closing Date, the DTV Affiliate Agreements set forth on Schedule 4.6(b) (the “Terminated DTV Affiliate Agreements”) shall have been terminated and shall be of no further force or effect, and no member of the DTV Brasil Group shall have any Liability from or after Closing with respect to any Terminated DTV Affiliate Agreement or the termination or expiration thereof. As of the date hereof, complete copies or summaries of all DTV Affiliate Agreements (other than the Terminated DTV Affiliate Agreements) set forth or required to be set forth on Schedule 4.6(b) (each, a “Continuing DTV Affiliate Agreement”), have been made available to the Sky Parties or their representatives. Each Continuing DTV Affiliate Agreement is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable against each such party in accordance with its terms, except, as of the Closing Date, for those Continuing DTV Affiliate Agreements that have expired in accordance with their terms. No member of the DTV Brasil Group is in material breach or default under any Continuing DTV Affiliate Agreement, nor does there exist under any Continuing DTV Affiliate Agreement any event or condition that, after notice or lapse of time or both, would constitute or result in a DTV Brasil Material Adverse Effect.

(c) Except as set forth on Schedule 4.6(c), as of the date hereof, no employee, officer, director, agent or consultant of any member of the DTV Brasil Group has received any advance or loan from any member of the DTV Brasil Group that is outstanding (other than advances for business expenses in the ordinary course), is a creditor of any member of the DTV Brasil Group or owns any interest in any material asset of any member of the DTV Brasil Group.

4.7 Licenses/Consents. As of the date hereof, except as would not, individually and in the aggregate, reasonably be expected to have or result in a DTV Brasil Material Adverse Effect, (i) each member of the DTV Brasil Group is in compliance with the terms of all Consents from any and all Governmental Authorities that are used or held for use in connection with, or are necessary for the ownership, operation or conduct of, or otherwise material to, the DTV Brasil Business (collectively, the “DTV Brasil Licenses”) and (ii) none of the DTV Parties or any member of the DTV Brasil Group has any Knowledge of any revocation, cancellation, suspension or modification or nonrenewal of any such DTV Brasil License (including as a result of the execution, delivery and performance of this Combination Agreement and the Ancillary Closing Agreements by the DTV Parties and their Relevant Affiliates, and the consummation of the transactions contemplated hereby and thereby).

4.8 Material Contracts.

(a) Schedule 4.8(a) sets forth a complete and correct list (as of the date hereof) of all of the following Contracts to which each member of the DTV Brasil Group is a party or by or under which each member of the DTV Brasil Group is a beneficiary or any of its properties or assets are bound, in each case as amended, supplemented, waived or otherwise modified through the date of this Combination Agreement (collectively, the “DTV Brasil Material Contracts”):

(i) Contracts pursuant to which any member of the DTV Brasil Group acquires, or has any rights or obligations to distribute or carry, Content, including affiliate, distribution or similar Contracts (collectively, the “DTV Brasil Programming Agreements”); and

(ii) Contracts relating to the acquisition, lease or servicing of satellite transponders and other uplink and downlink arrangements (“DTV Brasil Transponder Agreements”).

provided that, except for any Contracts relating to Televisa Content or Cisneros Content, Schedule 4.8(a) shall not include those Contracts that, individually and in the aggregate, (x) are not and would not reasonably be expected to have or result in (including without limitation as a result of any termination, default or breach thereof or thereunder) a DTV Brasil Material Adverse Effect and (y) do not and will not affect in any way any right or obligation of any member of the Globo Group under the Agency Agreement, any Related Agency Agreement or the Parent Content Agreement.

(b) Except as set forth in Schedule 4.8(b), as of the date hereof (i) no member of the DTV Brasil Group is in breach or default under any DTV Brasil Material Contract set forth or required to be set forth in Schedule 4.8(a) and (ii) there does not exist under any DTV Brasil Material Contract set forth or required to be set forth in Schedule 4.8(a) any event or condition that, after notice or lapse of time or both, would constitute a breach or event of default thereunder on the part of any member of the DTV Brasil Group or, to the Knowledge of any DTV Party or member of the DTV Brasil Group, any other Person, except in the case of each of the foregoing clauses for such breaches, defaults, events and conditions that, individually and in the aggregate, would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect.

4.9 Disclosure. As of the date hereof, to the Knowledge of the DTV Parties, information relating to all material Liabilities of the DTV Brasil Group has been made available to News and Globo, or their respective representatives.

4.10 Brokers/Finders. All negotiations relating to this Combination Agreement and the Ancillary Closing Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of any member of the DirecTV Group in such a manner as to, and the transactions contemplated hereby will not otherwise, give rise to any valid claim against any Sky Party or member of the Sky Brasil Group or their respective Controlled Affiliates for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such party upon consummation of the transactions contemplated hereby.

5. Covenants.

5.1 Conduct of DTV Brasil Business.

(a) On and after the date hereof, and prior to the Closing, except as expressly contemplated by this Combination Agreement or as otherwise expressly consented to by Globo and News in writing, each of the DTV Parties will (with respect to their ownership and operation of or participation in any member of the DTV Brasil Group) and will cause the DTV Brasil Group to:

(i) (A) carry on the DTV Brasil Business (including without limitation with respect to the preparation and filing of Tax Returns and payment of Taxes and estimated Taxes and payments to employees and deemed employees) in the DTV Brasil Ordinary Course of Business, (B) consult with Globo and News prior to the incurrence of any material Liability outside of the DTV Brasil Ordinary Course of Business; and (C) dedicate reasonable efforts to preserve the DTV Brasil Business intact in all material respects, including maintaining all operating facilities (including all uplink facilities) in good operating condition, subject only to ordinary wear and tear; and

(ii) not amend the DTVLA Disclosure Statement and Plan of Reorganization in any way that would affect any member of the DTV Brasil Group or that would reasonably be expected to have or result in a DTV Brasil Material Adverse Effect.

(b) Notwithstanding Section 5.1(a) above, on and after the date hereof, and prior to the Closing, except as expressly contemplated by this Combination Agreement, as required by Law (in which case DirecTV shall notify the Sky Parties as promptly as practicable) or as otherwise expressly consented to by Globo and News in writing, the DTV Parties will not (with respect to their ownership and, if applicable, operation of or participation in any member of the DTV Brasil Group) and will cause each member of the DTV Brasil Group not to:

(i) issue or sell to any Person other than GLA,TV Capital or other member of the DirecTV Group any Quotas or other equity securities of any member of the DTV Brasil Group or any securities convertible into or exchangeable for any such equity securities, or issue, sell, grant, or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such equity securities, or any securities convertible into or exchangeable for such equity securities, or effect any recapitalization, reclassification, stock split or like change in the capitalization of any member of the DTV Brasil Group, provided that in the event any of the foregoing is issued to a member of the DirecTV Group other than either GLA (with respect to securities of TV Capital) or a member of the DTV Brasil Group (with respect to securities of any other member of the DTV Brasil Group), it shall be transferred to GLA (in the case of securities of TV Capital) or a member of the DTV Brasil Group (in the case of securities of any member of the DTV Brasil Group other than TV Capital) by the Closing, provided further that any such transfer to a member of the DTV Brasil Group shall be on terms no less favorable to such member than Arms Length Terms;

(ii) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of any member of the DTV Brasil Group or otherwise purchase or redeem, directly or indirectly, any equity securities, repay any loans or other amounts outstanding to any current or former shareholder or Affiliate thereof, or (except upon prior consultation with Globo and News) make any payments other than in the DTV Brasil Ordinary Course of Business;

(iii) enter into or assume any DTV Affiliate Agreement, or, assign, amend, supplement, waive or otherwise modify any Continuing DTV Affiliate Agreement, in each case on other than Arms Length Terms or that would affect any right or obligation of any member of the Globo Group under the Agency Agreement, any Related Agency Agreement or the Parent Content Agreement, provided that the DTV Parties shall notify the Sky Parties upon taking any such action (whether or not on Arm Length Terms) and, upon request by any Sky Party following such notification, copies of such DTV Affiliate Agreements or assignments, amendments, supplements, waivers or other modifications (whether or not on Arms Length Terms) shall be provided to the Sky Parties;

(iv) except as permitted by clause (xi) below, enter into or assume any Contract relating to the distribution or carriage of Content (including affiliate, distribution or similar Contracts), or assign, amend, supplement, waive or otherwise modify any DTV Brasil Programming Contract in any way that would affect any rights or obligations of any member of the Globo Group under the Agency Agreement, any Related Agency Agreement or the Parent Content Agreement, or extend or renew beyond the Closing any of the foregoing;

(v) acquire, whether by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business, or any Person or division thereof, or, except in the DTV Brasil Ordinary Course of Business for consideration on an aggregate annual basis of R$5,000,000 or less (in each case or the foreign currency equivalent thereof), acquire any assets;

(vi) transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any of its operating facilities or other material assets;

(vii) transfer the net operating loss carryforwards of any member of the DTV Brasil Group out of the DTV Brasil Group;

(viii) cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents that would reasonably be expected, individually or in the aggregate, to result in a DTV Brasil Material Adverse Effect;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, or effect any recapitalization, reclassification, restructuring or other reorganization of any member of the DTV Brasil Group

(x) commence the carriage of any Brazilian Content, Televisa Content or Cisneros Content or enter into any Contract relating to the distribution or carriage of such Content (including affiliate, distribution or similar Contracts) that does not permit the applicable member of the DTV Brasil Group to immediately cease performance thereunder without liability, commitment or obligation; or

(xi) agree or otherwise commit to take any of the actions described in the foregoing paragraphs (i) through (xi).

5.2 Conduct of Sky Brasil Business.

(a) On and after the date hereof, and prior to the Closing, except as expressly contemplated by this Combination Agreement, or as otherwise expressly consented to by DirecTV in writing, each of the Sky Parties will (with respect to its ownership and, as applicable, operation of or participation in any member of the Sky Brasil Group) and will cause the Sky Brasil Group to (A) carry on its business (including without limitation with respect to the preparation and filing of Tax Returns and payment of Taxes and estimated Taxes and payments to employees and deemed employees) in the ordinary course, (B) consult with DirecTV prior to the incurrence of any material Liability outside of the ordinary course of business (provided that (i) Quotaholder Funding in accordance with the Amended Sky Brasil Quotaholders Agreement and (ii) the dissolution of Promancor shall be considered ordinary course of business); and (C) dedicate reasonable efforts to preserve the business of Sky Brasil intact in all material respects, including maintaining all operating facilities (including all uplink facilities) in good operating condition subject only to ordinary wear and tear; and

(b) Notwithstanding Section 5.2(a) above, on and after the date hereof, and prior to the Closing, except as expressly contemplated by this Combination Agreement or the Participation Agreement, as required by Law (in which case the Sky Parties shall notify DirecTV as promptly as practicable) or as otherwise expressly consented to by DirecTV in writing, the Sky Parties will not (with respect to their ownership and, if applicable, operation of or participation in any member of the Sky Brasil Group) and will cause each member of the Sky Brasil Group not to:

(i) issue or sell to any Person other than a Sky Brasil Quotaholder or Affiliate thereof or member of the Sky Brasil Group any Sky Brasil Quotas or any other equity securities of any member of the Sky Brasil Group or any securities convertible into or exchangeable for any such equity securities, or issue, sell, grant, or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such equity securities, or any securities convertible into or exchangeable for such equity securities, or effect any recapitalization, reclassification, stock split or like change in the capitalization of any member of the Sky Brasil Group;

(ii) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of any member of the Sky Brasil Group or otherwise purchase or redeem, directly or indirectly, any equity securities, repay any loans or other amounts outstanding to any current or former shareholder or Affiliate thereof, or (except upon prior consultation with DirecTV) make any payments other than in the ordinary course of business of Sky Brasil;

(iii) enter into or assume any Sky Party Agreement, or assign, amend, supplement, waive or otherwise modify any Continuing Sky Party Agreement, in each case on other than Arms Length Terms, provided that the Sky Parties shall notify DirecTV upon taking any such action (whether or not on Arm Length Terms) and, upon request by DirecTV following such notification, copies of such Sky Party Agreements or assignments, amendments, supplements, waivers or other modifications (whether or not on Arms Length Terms) shall be provided to DirecTV;

(iv) transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any of its operating facilities or other material assets;

(v) transfer the net operating loss carryforwards of any member of the Sky Brasil Group out of the Sky Brasil Group

(vi) cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents that would reasonably be expected, individually or in the aggregate, to result in a Sky Brasil Material Adverse Effect;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, or effect any recapitalization, reclassification, restructuring or other reorganization of any member of the Sky Brasil Group, other than the dissolution of Promancor; or

(viii) agree or otherwise commit to take any of the actions described in the foregoing paragraphs (i) through (viii).

5.3 No Solicitation. During the term of this Combination Agreement:

(a) News and the DTV Parties shall not, and shall cause each of their respective Affiliates, each member of the DTV Brasil Group, and each officer, director, employee and representative of any of the foregoing not to, directly or indirectly solicit, initiate, engage or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, any matters contemplated by this Combination Agreement, including a merger or other business combination including any member of the DTV Brasil Group, the acquisition by any Person of any of the TV Capital Quotas or the DTV Brasil Quotas or all or substantially all of the DTV Brasil Business or of a material portion of the assets of any member of the DTV Brasil Group (an “Alternative Transaction”). News and DirecTV shall promptly notify the Sky Parties of any inquiry or proposal received by any of them, any Affiliate thereof, any member of the DTV Brasil Group, or officer, director, employee or representative of any of the foregoing, with respect to any such Alternative Transaction. News and DirecTV shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Globo and Liberty in respect of any Alternative Transaction.

(b) Each of the Sky Parties shall not, and shall cause each of its Affiliates, each member of the Sky Brasil Group and each officer, director, employee and representative of any of the foregoing not to, directly or indirectly solicit, initiate, engage or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, any Alternative Transaction (as defined above except with respect to Sky Brasil instead of the DTV Brasil Group). Each Sky Party shall promptly notify the other Parties hereto of any inquiry or proposal received by it, any Affiliate thereof, any member of the Sky Brasil Group, or officer, director, employee or representative of any of the foregoing, with respect to any such Alternative Transaction. Each Sky Party shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than each other, Liberty and the DTV Parties in respect of any such Alternative Transaction.

5.4 Reasonable Best Efforts; Governmental Approvals.

(a) Subject to Section 5.4(c), each of the Parties shall cooperate with one another and use all reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the communications and competition Laws of Brazil), to effect and obtain promptly all applicable Governmental Approvals and notifications necessary to consummate the transactions contemplated by this Combination Agreement and the other Transaction Agreements. Each of the Parties shall provide the other Parties with copies of all filings made by such Party or any of its Affiliates (and the Sky Parties shall provide DirecTV with copies of filings made by members of the Sky Brasil Group, and DirecTV shall provide the Sky Parties with copies of filings made by members of the DTV Brasil Group) with any Governmental Authority and, upon request, any other information supplied by such Party or any of its Affiliates (or Sky Brasil or DTV Brasil, as applicable) to a Governmental Authority, in each case in connection with this Combination Agreement or any other Transaction Agreement and the transactions contemplated hereby or thereby.

(b) Subject to Section 5.4(c), the Parties will jointly determine who shall lead all filings and conversations with, responses to, and all other communication with the Governmental Authorities in Brazil relating to the consummation of the transactions contemplated by this Combination Agreement or any other Transaction Agreements. Each of the Parties shall: (i) consult with one another prior to any filing or application relating to the transactions contemplated by this Combination Agreement or any other Transaction Agreement, (ii) share all relevant information relating to such filings and conversations, and (iii) provide each other with advance notice of any meetings regarding such filings or other communications and, at any other Party’s request, the opportunity to participate in such meetings and conversations. Notwithstanding the foregoing, nothing in this Section 5.4 shall be construed to restrict the ability of any Party or any of its Affiliates to comply with applicable Laws (provided that the other Parties, as far as practicable, are given reasonable notice and reasonable ability to consult before any such compliance is effected).

(c) Notwithstanding anything to the contrary in this Combination Agreement or any other Transaction Agreement, none of the Parties shall be required to agree to any restrictions on its business or that of any of its Affiliates or any member of the DTV Brasil Group or the Sky Brasil Group in order to gain any Governmental Approval necessary for the consummation of the transactions contemplated hereby or by any other Transaction Agreement. In the event that any Governmental Authority proposes to impose any such restrictions or requires concessions on the business of Sky Brasil, the DTV Brasil or the Combined Businesses in order to gain any Governmental Approval and such restrictions and concessions, individually and in the aggregate, do not and will not, in Globo’s good-faith view, directly or indirectly adversely affect or otherwise affect in any material respect any member of the Globo Group (by including a position inconsistent with any position taken by any member of the Globo Group to any Governmental Authority) (collectively, the “Non-Globo Restrictions”), News and DirecTV each shall have the right to determine, in its reasonable discretion after consultation with Globo, whether or not to accept such Non-Globo Restrictions that would apply to News or DirecTV, as appropriate, and shall negotiate such Non-Globo Restrictions (but only so long and to the extent that such restrictions and concessions continue, individually and in the aggregate, to constitute Non-Globo Restrictions) with the relevant authorities on behalf of the Parties, provided that Globo shall determine, in its sole discretion, whether or not to accept, and shall negotiate, all restrictions and concessions relating to Sky Brasil, DTV Brasil or the Combined Businesses to the extent any such restriction or concession does not constitute a Non-Globo Restriction.

(d) The Parties further agree that each Party is fully and solely responsible for the supply of any information relating to such Party or any of its Affiliates requested by CADE (or any other Governmental Authority) in connection with the filings hereunder, and that any penalty imposed by CADE under Law No. 8884/94 or by any other Governmental Authority for failure to provide such information shall be borne by the Party that failed to comply with such law which Party shall indemnify, promptly defend and hold the other Parties harmless from any penalty or liability arising therefrom.

5.5 Further Assurances. From time to time, each Party shall execute and deliver or cause to be executed and delivered such additional instruments, documents, conveyances or assurances and take or cause to be taken such other actions as shall be necessary, or otherwise reasonably be requested by any other Party, to confirm and assure the rights and obligations provided for in this Combination Agreement or any Ancillary Closing Agreement and render effective the consummation of the transactions contemplated hereby or thereby, or otherwise to carry out the intent and purposes of this Combination Agreement and the Ancillary Closing Agreements. Each Party shall furnish to the other Parties such reasonable assistance as such other Party may reasonably request in connection with the foregoing.

5.6 Licenses. The DTV Parties and the Sky Parties shall cause each member of the DTV Brasil Group and the Sky Brasil Group, respectively, to maintain and comply with all terms of the DTV Brasil Licenses or Sky Brasil Licenses, as applicable, except to the extent any failure to maintain or comply would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect or Sky Brasil Material Adverse Effect, as applicable.

5.7 Liabilities. Effective at Closing, the Parties shall cause Sky Brasil and DTV Brasil to keep each Party regularly informed as to each Liability of Sky Brasil (or any other member of the Sky Brasil Group) or DTV Brasil (or any other member of the DTV Brasil Group), as applicable, relating to any period prior to the Signing Date and each Non-Permitted Liability that becomes due or is otherwise paid by or on behalf of Sky Brasil (or any other member of the Sky Brasil Group) or DTV Brasil (or any other member of the DTV Brasil Group), as applicable, on or after the Signing Date.

5.8 Actions by Affiliates/Affiliate Transactions.

(a) Where any provision of this Combination Agreement indicates or requires that an Affiliate of any DTV Party shall take any specified action (or refrain from taking any specified action), then, regardless of whether this Combination Agreement specifically provides that any DTV Party do so, DirecTV shall, and shall cause DTVLA to, cause, such Affiliate or Affiliates, as the case may be, to take or refrain from taking such action (including, in the case of DirecTV, causing DTVLA or GLA as its Affiliates to take or refrain from taking such action). Each of the DTV Parties shall be responsible for the failure of any of its Affiliates (including, in the case of DirecTV, the failure of DTVLA or GLA) to take or refrain from taking any action as required by this Combination Agreement. Where any provision of this Combination Agreement indicates or requires that an Affiliate of a Sky Party shall take any specified action (or refrain from taking any specified action) prior to the Closing, then, regardless of whether this Combination Agreement specifically provides that such Sky Party do so, such Sky Party shall cause such Affiliate or Affiliates, as the case may be, to take or refrain from taking such action. Such Sky Party shall be responsible for the failure of any of its Affiliates to take or refrain from taking any action as required by this Combination Agreement. “Affiliates” as used in this Section 5.8 shall include Sky Brasil, DTV Brasil and their respective Controlled Affiliates, as applicable, to the extent so specified in any provision of this Combination Agreement.

(b) For purposes of this Combination Agreement, the obligation of Globo to cause Sky Brasil or any Controlled Affiliate thereof to take or refrain from taking an action shall be limited to (i) proposing, recommending and voting as a Quotaholder or shareholder at any Quotaholder or shareholder meeting attended by Globo or Affiliate thereof or (ii) if applicable, causing its designee director to propose, recommend and vote at any board meeting attended by such designee director, in each case in support of causing such entity to take or refrain from taking any action as required by this Combination Agreement, at a quotaholder or shareholder meeting attended by Globo. The liability of Globo with respect to the breach of any representation or warranty that relates to a member of the Sky Brasil Group (other than breaches as of the Signing Date) shall be limited to its Pro-Rata Share of indemnifiable Losses resulting from any action proposed, recommended or approved by Globo at any quotaholder meeting that would be reasonably likely to result in a breach of such representation or warranty. Notwithstanding the above, any vote or approval by Globo pursuant to the antepenultimate sentence of Section 13.12 of the applicable Quotaholders Agreement shall not constitute approval for purposes of this paragraph. This paragraph will also be applicable to News and its Affiliates during the period in which Globo has a veto right under the applicable Quotaholders Agreement with respect to the hiring and firing of the President of Sky Brasil in accordance with Section 1.3(a)(iii) of the Participation Agreement, but only to the extent that Globo exercises its rights thereunder to veto any hiring or firing proposed by News with respect to the President of Sky Brasil. Each Sky Party to which this Section 5.8(b) applies shall use commercially reasonable efforts to attend quotaholder or shareholder meetings and to cause its designee director to attend board meetings.

(c) On or prior to the Closing Date, with continued effect as of the Closing Date, except as expressly otherwise agreed by Globo, all DirecTV Affiliate Agreements (other than Continuing DTV Affiliate Agreements) shall be terminated, and no member of the DTV Brasil Group shall have any liability or obligation to any DTV Related Person or other Person in connection with any such DirecTV Affiliate Agreement or the termination or expiry thereof.

5.9 Indebtedness.

(a) Prior to the Closing, the DTV Parties shall cause each member of the DTV Brasil Group to eliminate any and all Indebtedness (other than Indebtedness set forth in Schedule 5.9(a)), and shall use commercially reasonable efforts to do so in a Tax-efficient manner.

(b) Prior to the Closing, the Sky Parties shall cause each member of the Sky Brasil Group to eliminate any and all Indebtedness (other than the Indebtedness set forth in Schedule 5.9(b)), and shall use commercially reasonable efforts to do so in a Tax-efficient manner.

5.10 DirecTV Contracts.

(a) DirecTV shall, and shall cause its Affiliates (other than the members of the DTV Brasil Group) to, indemnify the members of the DTV Brasil Group with respect to any Loss suffered as a result of any action or failure to act by any member of the DirecTV Group (other than the members of the DTV Brasil Group) under any DTV Brasil Programming Agreement subject to cross-default or cross-termination provisions or under which any member of the DTV Brasil Group is jointly and severally liable with any other member of the DirecTV Group.

(b) DirecTV shall use commercially reasonable efforts to amend (i) the Letter Agreement, dated March 1, 2004, between DTVLA and DTV Brasil, to revoke DTVLA’s authority to enter into Brazilian programming agreements after Closing and (ii) the Services Agreement, dated as of March 1, 2004, between DTVLA and DTV Brasil, to allow DTV Brasil to terminate such agreement at will.

5.11 Organizational Documents. Effective as of the Closing, the DTV Parties shall cause the Amended and Restated TV Capital Articles of Association and the Amended and Restated DTV Brasil Articles of Association to be filed with the applicable commercial registry, and the Sky Parties shall cause the Closing Sky Brasil Articles of Association to be filed with the applicable commercial registry. As promptly as practicable after the Closing, DirecTV shall deliver to the Sky Parties evidence that the filings relating to TV Capital and DTV Brasil have been approved and accepted by the applicable commercial registry, and the Sky Parties shall deliver to DirecTV evidence that the filings relating to Sky Brasil have been approved and accepted by the applicable commercial registry.

5.12 Ancillary Closing Agreements. Each of the Sky Parties and the DTV Parties shall execute, or cause to be executed by its Affiliates and (in the case of the Sky Parties) each member of the Sky Brasil Group and (in the case of the DTV Parties) each member of the DTV Brasil Group, as applicable, at the Closing, the Closing Sky Brasil Quotaholders Agreement, substantially in the form Attached hereto as Exhibit 1, and each of the other Ancillary Closing Agreements, as applicable.

5.13 DTVLA Credit Agreement. On or prior to the Closing, the DTV Parties shall cause DTV Brasil and, if applicable, each other member of the DTV Brasil Group to be released as a guarantor of DTVLA under the DTVLA Credit Agreement, shall effect the release of all Liens on the Quotas and assets of each member of the DTV Brasil Group and shall obtain any necessary Consent or waiver under the DTVLA Credit Agreement (including from the committee of unsecured creditors of DTVLA, if required) with respect to this Combination Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (including, without limitation, so that neither Sky Brasil nor any Controlled Affiliate thereof is or becomes a guarantor of DTVLA under the DTVLA Credit Agreement), in each case in form and substance satisfactory to the Sky Parties.

5.14 TV Capital. The Parties shall consult in good-faith as to the tax treatment of TV Capital prior to effecting any such treatment following the Closing.

5.15 Galaxy Latin America Brasil Ltda. Prior to the Closing, DTVLA shall transfer and cause to be transferred to DTV Brasil all Quotas and other equity interests of Galaxy Latin America Brasil Ltda., except for one Quota, which shall be transferred to TV Capital.

5.16 Extension of Promissory Note. Prior to the scheduled maturity of the 2003 Promissory Note, the Sky Parties shall cause Sky Brasil and News shall cause News America Incorporated to extend the maturity of the 2003 Promissory Note on all of its existing terms other than maturity until the Value Determination Date or the date on which News fails to comply with the Cure Plan.

6. Conditions Precedent.

6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunction, Etc. Consummation of the transactions contemplated hereby or by the Ancillary Closing Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Combination Agreement, any Ancillary Closing Agreement, any other Transaction Agreement or the Agency Agreement. No action or proceeding shall be pending or threatened by any Governmental Authority or other Person before any court or other Governmental Authority challenging or seeking to restrain, prohibit or otherwise interfere with the consummation of the transactions contemplated hereby or by any Ancillary Closing Agreement, any other Transaction Agreement or the Agency Agreement or the operation or ownership of the respective businesses of each of the Parties or any of their respective Affiliates and any of their respective direct and indirect shareholders.

(b) Required Approvals. Each Governmental Approval set forth or required to be set forth in Schedule 3.4(b) or 4.4(b) shall have been received or granted, except where the failure to obtain such Governmental Approvals would not, individually and in the aggregate, reasonably be expected to have or result in a DTV Brasil Material Adverse Effect or a Sky Brasil Material Adverse Effect, as applicable, or expose any Party hereto, or any of their respective officers or directors, to criminal liability or other sanction by such Governmental Authorities. Nothing in this Section 6.1(b) shall be deemed to prevent or restrict the Parties from agreeing to effect the Closing prior to receipt of any such Governmental Approvals other than the ANATEL Approval.

6.2 Conditions to Obligations of Each of the Sky Parties. The obligations of each of the Sky Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions (except that fulfillment of the terms set forth in clauses (a)(i)(x), (a)(ii) (with respect to Sections 5.1(b)(iv) and (xi), (h) and (i) below shall only be a condition to the obligations of Globo, and, in the case of each Sky Party, except to the extent that the terms set forth in clauses (e) and (f) below are not fulfilled due to any act or failure to act of such Sky Party):

(a) Representations, Performance.

(i) The representations and warranties of the DTV Parties contained in Sections 4.1 through 4.3, 4.8(a)(i) and 4.9 shall be true and correct (in each case without giving effect to any materiality or DTV Brasil Material Adverse Effect qualification or limitation but in each case except as would not reasonably be expected, individually and in the aggregate, to have or result in (x) a DTV Brasil Material Adverse Effect or (y) in the case of an inaccuracy of any representation or warranty contained in Section 4.9, aggregate Losses in excess of $40,000,000) (A) as of the date hereof and (B) to the extent that any such representation and warranty is made as of the Closing Date as though made on the Closing Date, except to the extent any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date.

(ii) Each of the DTV Parties shall have in all material respects (or, in the case of Sections 5.1(a) and 5.6, in all respects) duly performed and complied with all agreements, covenants and conditions required by Sections 5.1(a), 5.4, 5.6, 5.9, 5.12 and, with respect to Contracts relating to Brazilian Content, Televisa Content or Cisneros Content, Sections 5.1(b)(iv) and 5.1(b)(xi) of this Combination Agreement to be performed or complied with by it prior to or on the Closing Date and no Quotas shall have been issued or Quotaholder Funding converted or capitalized in breach of Sections 4.4 through 4.7 of the Amended Sky Brasil Quotaholders Agreement (if applicable), other than, in the case of Sections 5.1(a) and 5.6 of this Combination Agreement, for breaches that, individually and in the aggregate, would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect.

(iii) The DTV Parties shall have delivered to the Sky Parties a certificate, dated the Closing Date and signed by an authorized officer of each, to the effect set forth above in this Section 6.2(a).

(b) Ancillary Closing Agreements. DirecTV and each of its Affiliates that is a party to any Ancillary Closing Agreement shall have duly executed and delivered to each of the Sky Parties a copy of each Ancillary Closing Agreement to which DirecTV or such Affiliate is a party, and, with respect to each Sky Party, the other Sky Party and each of its Affiliates that is a party to any Ancillary Closing Agreement shall have duly executed and delivered to the first Sky Party a copy of each Ancillary Closing Agreement to which the other Sky Party, or such Affiliate, is a party.

(c) DTVLA Credit Agreement. (i) Each of DTV Brasil and each other member of the DTV Brasil Group shall have been released in full as a guarantor of DTVLA and Loan Party under the DTVLA Credit Agreement, (ii) any and all Liens under the DTVLA Credit Agreement on (A) the Quotas of any member of the DTV Brasil Group and (B) any assets of the members of the DTV Brasil Group shall have been released in full and (iii) DTVLA shall have obtained any necessary Consent or waiver under the DTVLA Credit Agreement (including from the committee of unsecured creditors of DTVLA, if required) with respect to this Combination Agreement, the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, so that none of Sky Brasil and its Controlled Affiliates is or becomes a guarantor of DTVLA under the DTVLA Credit Agreement), in each case in accordance with Section 5.13.

(d) Consents. All Consents (other than Governmental Approvals) set forth or required to be set forth on Schedule 4.4(b) shall have been obtained without condition, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a DTV Brasil Material Adverse Effect. Complete and correct copies of all such material Consents shall have been delivered to Globo.

(e) TV Capital Articles of Association. The Amended TV Capital Articles of Association shall have been filed with the Junta Comercial do Estado de São Paulo.

(f) Sky Brasil and DTV Brasil Articles of Association. The Amended DTV Brasil Articles of Association and the Closing Sky Brasil Articles of Association shall have been filed with the Junta Comercial do Estado de São Paulo.

(g) Termination of Quotaholder Agreements, etc. All Quotaholder, shareholder and other similar agreements relating to any member of the DTV Brasil Group shall have been terminated, and the relevant member of the DTV Brasil Group released from all liability thereunder.

(h) Directors. In the event that any board of directors or other governing board of TV Capital or member of the DTV Brasil Group exists, a person designated by Globo shall have been appointed as a member of such board of directors or other governing board, and such appointment shall have been duly approved by the equityholders or directors of the applicable member of the DTV Brasil Group to the extent required to make such appointment effective.

(i) Releases. PanAmSat shall have executed and delivered to Globo the PanAmSat Release, each of the DTH Techco Releasors shall have executed and delivered to Globo a DTH Techco Release with respect to the DTH Techco Financing Agreements (except for any DTH Techco Financing Agreements that terminated prior to January 1, 2005, provided that News shall have used commercially reasonable efforts until June 1, 2005, to obtain DTH Techco Releases with respect to such DTH Techco Financing Agreements), each of the partners of MCOP, DTH Techco and Sky Partners and their respective ultimate parents shall have executed the Partnership Releases with respect to the Partnership Agreements.

6.3 Conditions to Obligations of the DTV Parties. The obligation of the DTV Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

(a) Representations; Performance.

(i) The representations and warranties of the Sky Parties contained in Sections 3.1 through 3.3 and Section 3.9 shall be true and correct (in each case without giving effect to any materiality or Sky Brasil Material Adverse Effect qualification or limitation but in each case except as would not reasonably be expected, individually and in the aggregate, to have or result in (x) a Sky Brasil Material Adverse Effect or (y) in the case of an inaccuracy of any representation or warranty contained in Section 3.9, aggregate Losses in excess of $40,000,000 (i) as of the date hereof and (ii) to the extent that any such representation and warranty is made as of the Closing Date as though made on the Closing Date, except to the extent any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date.

(ii) Each Sky Party shall have in all material respects (or, in the case of Sections 5.2(a) and 5.6, in all respects) duly performed and complied with all agreements, covenants and conditions required by Sections 5.2(a), 5.4, 5.6, 5.9 and 5.12 of this Combination Agreement to be performed or complied with by it prior to or on the Closing Date, other than, in the case of Sections 5.2(a) and 5.6, of this Combination Agreement, for breaches that, individually and in the aggregate, would not reasonably be expected to have or result in a Sky Brasil Material Adverse Effect.

(iii) Each Sky Party shall have delivered to the DTV Parties a certificate, dated the Closing Date and signed by an authorized officer of such Sky Party, with respect to the representations and warranties made by such Sky Party, to the effect set forth above in this Section 6.3(a).

(b) Ancillary Closing Agreements. Each Sky Party and each of such Sky Party’s Affiliates that is a party to any Ancillary Closing Agreement shall have duly executed and delivered to DirecTV a copy of each Ancillary Closing Agreement to which such Sky Party or any of its Affiliates is a party.

(c) Sky Brasil Articles of Association. The Closing Sky Brasil Articles of Association shall have been filed with the Junta Comercial do Estado de São Paulo.

(d) Consents. All Consents (other than Governmental Approvals) set forth or required to be set forth on Schedule 3.4(b) shall have been obtained without condition, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Sky Brasil Material Adverse Effect. Complete and correct copies of all such material Consents shall have been delivered to the DTV Parties.

7.	Termination.

7.1 Termination.

(a) This Combination Agreement may be terminated at any time prior to the Closing Date:

(i) by the written agreement of DirecTV, News and Globo;

(ii) by DirecTV, News or Globo if any permanent Order by a Governmental Authority ordering the Shutdown, sale or other disposal by News, DirecTV and their Affiliates of their Competing Interest in a Competing Platform, or otherwise preventing the consummation of the transactions contemplated by this Combination Agreement, shall have become final and non-appealable to such Governmental Authority;

(iii) by DirecTV, News or Globo by written notice to the other Parties at any time after 5:00 p.m., New York City time on January 1, 2006 if the transactions contemplated hereby shall not have been consummated pursuant hereto, provided that the right to terminate this Combination Agreement under this Section 7.1(a)(iii) shall not be available to any party whose failure to fulfill in any material respect any obligations under this Combination Agreement has caused or resulted in the failure of the Closing to occur on or before such date and provided further that any termination under this Section 7.1(a)(iii) shall not be effective until April 1, 2006 if at the time of any termination notice, the Parties reasonably agree that the Required Approvals will be received, and Closing will occur, prior to April 1, 2006;

(iv) by Globo if at any time News and its Affiliates no longer have a Competing Interest in DTV Brasil or any successor thereto for any reason other than a Required Disposition; or

(v) automatically, without any action or further notice being required, upon disposal by News of its entire interest in DTV Brasil pursuant to the exercise by Globo of its Disposition Right.

7.2 Effect of Termination. In the event of the termination of this Combination Agreement pursuant to the provisions of Section 7.1, this Combination Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except as specified in Article 9 and except for any liability resulting from such Party’s breach of this Combination Agreement, and for indemnification obligations hereunder related to such breach.

8.	Indemnification.

8.1 Indemnification by DirecTV.

(a) Subject to the provisions of this Article 8, DirecTV shall defend, indemnify and hold harmless each of the Sky Parties, their respective Affiliates and each officer, director, employee, agent, adviser, representative, successor and permitted assign of any of the foregoing (collectively, the “Sky Party Indemnitees”) from and against, and pay or reimburse the applicable Sky Party Indemnitee for, any and all Losses resulting from or arising out of:

(i) any inaccuracy in any representation or warranty when made or deemed made by any DTV Party herein (other than any inaccuracy in a representation or warranty specified in Section 6.2(a)(i) that was known at Closing by the Sky Party Indemnitee seeking indemnification hereunder), or made by any DTV Party or any of their Affiliates under any of the Ancillary Closing Agreements or in connection herewith or therewith (which, for purposes of this Article 8, shall each be read without reference to DTV Brasil Material Adverse Effect, Material Adverse Effect, materiality or any similar materiality qualifier (other than as to the listing of the DTV Brasil Material Contracts in Section 4.8), or any qualification or requirement that a matter be or not be “reasonably expected” to occur, in each case contained in or otherwise applicable to such representation or warranty which qualification limits the scope of such representation or warranty and, giving effect thereto, renders such representation or warranty accurate); or

(ii) any failure of any DTV Party or any of their respective Affiliates to perform any covenant or agreement hereunder (other than any failure of a covenant or agreement in this Combination Agreement specified in Section 6.2(a)(iii) that was known at Closing by the Sky Party Indemnitee seeking indemnification hereunder) or under any of the Ancillary Closing Agreements or fulfill any other obligation in respect hereof or thereof;

in each case, except that (x) if such Loss would also constitute a Non-Permitted Liability, such Loss will instead be subject to indemnification pursuant to Section 8.6(a) below (or if such Loss would otherwise constitute a Non-Permitted Liability for the basket set forth in clause (i) of the definition thereof, such Loss will count towards such basket) and (y) subject to the terms of Section 8.6(a), if such Loss is a Loss of a member of the DTV Brasil Group, such Loss shall be indemnified directly to such member of the DTV Brasil Group.

(b) Except for inaccuracies in the representations and warranties contained in Sections 4.1, 4.2 and 4.3 not known at Closing by the Sky Party Indemnitee seeking indemnification hereunder, DirecTV shall not be required to indemnify the applicable Sky Party Indemnitee with respect to any claim for indemnification pursuant to clause (i) of Section 8.1(a) in respect of any inaccuracy in any representation or warranty of any DTV Party referred to in such clause, unless and until the aggregate amount of all claims against DirecTV under this Section 8.1 exceeds $1,000,000 (the “DirecTV Threshold Amount”), in which event the applicable Sky Party Indemnitees shall be entitled to indemnification, and DirecTV shall become liable, for the aggregate Losses including the DirecTV Threshold Amount; provided, however, that the aggregate liability of DirecTV to the Sky Party Indemnitees (whether in connection with a representation or warranty relating specifically to any DTV Party or Affiliate thereof or to any member of the DTV Brasil Group) under this Section 8.1 (except with respect to any inaccuracy in any representation or warranty contained in Section 4.1, 4.2 or 4.3 not known at Closing by the Sky Party Indemnitee seeking indemnification hereunder) shall not exceed $40,000,000).

8.2 Indemnification by the Sky Parties.

(a) Subject to this Article 8, each of the Sky Parties shall defend, indemnify and hold harmless DirecTV, its Affiliates and each officer, director, employee, agent, adviser, representative, successor and permitted assign of any of the foregoing (collectively, the “DTV Indemnitees”) from and against, and pay or reimburse the applicable DTV Indemnitee for, any and all Losses resulting from or arising out of:

(i) any inaccuracy in any representation or warranty (other than any inaccuracy in a representation or warranty specified in Section 6.3(a)(i) that was known at Closing by the DTV Indemnitee seeking indemnification hereunder) when made or deemed made by such Sky Party herein or made by such Sky Party or any of its Affiliates under any of the Ancillary Closing Agreements or in connection herewith or therewith (which, for purposes of this Article 8, shall each be read without reference to Sky Brasil Material Adverse Effect, Material Adverse Effect, materiality or any similar materiality qualifier (other than as to the listing of the Sky Brasil Material Contracts in Section 3.8), or any qualification or requirement that a matter be or not be “reasonably expected” to occur, in each case contained in or otherwise applicable to such representation or warranty, which qualification or requirement limits the scope of such representation and, giving effect thereto, renders such representation or warranty accurate); or

(ii) any failure of such Sky Party or any Affiliate of such Sky Party to perform any covenant or agreement hereunder (other than any failure of a covenant or agreement in this Combination Agreement specified in Section 6.3(a)(ii) that was known at Closing by the DTV Indemnitee seeking indemnification hereunder) or under any of the Ancillary Closing Agreements or fulfill any other obligation in respect hereof or thereof;

in each case, except that (x) if such Loss would also constitute a Non-Permitted Liability, such Loss will instead be subject to indemnification pursuant to Section 8.6(b) below (or if such Loss would otherwise constitute a Non-Permitted Liability for the basket set forth in clause (i) of the definition thereof, such Loss will count towards such basket) and (y) subject to the terms of Section 8.6(a),if such Loss is a Loss of a member of the Sky Brasil Group, such Loss shall be indemnified directly to such member of the Sky Brasil Group.

(b) Except for inaccuracies in the representations and warranties contained in Sections 3.1, 3.2 and 3.3 not known at Closing by the DTV Indemnitee seeking indemnification hereunder, no Sky Party shall be required to indemnify the applicable DTV Indemnitee with respect to any claim for indemnification pursuant to clause (i) of Section 8.2(a) in respect of any inaccuracy in any representation or warranty of such Sky Party referred to in such clause, unless and until the aggregate amount of all claims against such Sky Party under this Section 8.2 exceeds $1,000,000 (the “Individual Sky Party Threshold Amount”), in which event the applicable DTV Indemnitee shall be entitled to indemnification, and the Sky Parties shall become liable, for the aggregate Losses, including the Individual Sky Party Threshold Amount; provided, however, that the aggregate liability of the Sky Parties to DTV Indemnitees (whether in connection with a representation or warranty relating specifically to any Sky Party or Affiliate thereof, or to any member of the Sky Brasil Group) under this Section 8.2 (except with respect to any inaccuracy in any representation or warranty contained in Section 3.1, 3.2 or 3.3 not known at Closing by the DTV Indemnitee seeking indemnification hereunder) shall not exceed $40,000,000.

(c) Notwithstanding anything to the contrary in this Combination Agreement, but subject to Section 8.7, each Sky Party shall only be liable to the DTV Indemnitees and to Sky Brasil with respect to Losses arising out of any inaccuracy in a representation or warranty (i)(x) made solely with respect to such Sky Party or its Affiliates or (y) relating to a member of the Sky Brasil Group or (ii) any breach of covenant by such Sky Party or any Affiliate thereof. No Sky Party shall be required to indemnify any DTV Indemnitee for Losses related to (i) any inaccuracy in any representation or warranty made with respect to another Sky Party or any of its Affiliates, or (ii) any breach of any covenant by another Sky Party or any of its Affiliates. As used herein, no member of the Sky Brasil Group shall constitute an “Affiliate” of any Sky Party, unless specifically so indicated in the applicable provision of this Combination Agreement or other Ancillary Closing Agreement.

8.3 Payment Adjustments, etc. Section 9.2 of the Participation Agreement is hereby incorporated by reference in its entirety, provided that any reference to an “Indemnified Party” thereunder shall be understood to be a reference to a Person entitled to indemnification under this Combination Agreement.

8.4 Indemnification Procedures. Section 9.3 of the Participation Agreement is hereby incorporated by reference in its entirety, provided that any reference to “Indemnified Party” thereunder shall also include, for the purposes of indemnification pursuant to Section 8.6, the members of the DTV Brasil Group and the Sky Brasil Group.

8.5 Survival of Representations and Warranties, etc. All claims for indemnification under Section 8.1(a)(i) and 8.2(a)(i) with respect to the representations and warranties contained therein must be asserted on or prior to the date that is 30 days after the termination of the respective survival periods set forth in this Section 8.5. The representations and warranties contained in this Combination Agreement shall survive the execution and delivery of this Combination Agreement, any examination by or on behalf of the Parties and the completion of the transactions contemplated herein, but only to the extent specified below:

(a) except as set forth in clause (b) or (c) below, the representations and warranties contained in Articles 3 and 4 shall survive for a period ending on the first anniversary of the Closing Date;

(b) the representations and warranties of the Sky Parties contained in Sections 3.1, 3.2 and 3.3 shall survive without limitation; and

(c) the representations and warranties of the DTV Parties contained in Sections 4.1, 4.2 and 4.3 shall survive without limitation.

8.6 Non-Permitted Liabilities.

(a) The DTV Parties shall indemnify and hold harmless each member of the DTV Brasil Group from and against, and pay or reimburse each member of the DTV Brasil Group for, any and all Losses incurred by such member of the DTV Brasil Group in connection with any Non-Permitted Liability of such member.

(b) The Sky Parties shall indemnify and hold harmless each member of the Sky Brasil Group from and against, and pay or reimburse each member of the Sky Brasil Group for, any and all Losses incurred by such member of the Sky Brasil Group in connection with any Non-Permitted Liability of such member.

(c) Notwithstanding anything to the contrary in Sections 8.1 and 8.2 above, indemnification for Indebtedness shall be in accordance with this Section 8.6.

8.7 Liability. Notwithstanding anything to the contrary in this Combination Agreement:

(a) In the event of any breach of a representation or warranty or of any covenant by any Sky Party with respect to any member of the Sky Brasil Group, such Sky Party shall only be liable (x) if such breach did not result from any act or failure to act by any other Sky Party, Liberty or any Affiliate of any of the foregoing and (y) to the extent of its Pro-Rata Share of such Loss, subject always to Section 5.8(b);

(b) Globo shall not have any liability to any News Party with respect to any Loss suffered by a DirecTV Party; and

(c) In the event that Globo has any liability for any breach of representation or warranty, breach of covenant or otherwise under this Combination Agreement or any Ancillary Closing Agreement, it shall have the option to meet part or all of its indemnification or other monetary obligations by (i) transferring to the applicable Indemnified Party or other recipient such number of Sky Brasil Quotas (including, if applicable, Sky Brasil Quotas issuable upon conversion or capitalization of any Quotaholder Funding made by a member of the Globo Group) representing a capitalization in Reais equal to the product of the US Dollar Indemnity and the Applicable Factor based on a value of R$1 per Quota), provided that any indemnity payable in the form of Sky Brasil Quotas shall be paid to DirecTV or its designated Affiliate or (in the event DirecTV or such Affiliate is not already a Quotaholder of Sky Brasil) News or its designated Affiliate whereupon DirecTV or News, as applicable, shall have the obligation to indemnify the applicable member of the Sky Brasil Group or the DTV Brasil Group, or such other Indemnified Party in cash for the amount of the applicable Loss or (ii) setting off such indemnification or other obligations against any indemnification or other obligations the applicable Indemnified Party may have to Globo, to the extent such Indemnified Party may have indemnification or other obligations to Globo. Notwithstanding anything to the contrary herein, Globo shall have no obligation to transfer Quotas as payment on its indemnity obligations, or otherwise make any indemnity payment based on its Pro-Rata Share of any Liability, until (x) the occurrence of the Value Determination Date and (y) the earlier of (i) the date the Sky Brasil Articles of Association have been amended and the applicable Governmental Approvals have been received, each to the extent necessary under applicable Law and (ii) 270 days after any such indemnity payment is due, provided that, with respect to (y), Globo News and DirecTV will take all reasonable actions to effect the conditions in clause (y)(i); if, after the occurrence of the Value Determination Date, Globo is unable to transfer such Quotas within such 270 day period because of a failure to amend the Sky Brasil Articles of Association and obtain any necessary Governmental Approval, Globo shall be required to make such indemnity payments pursuant to the second sentence of Section 9.3(d) of the Participation Agreement, as if the expiry of such 270 day period was the date of demand by the Indemnified Party.

9. Miscellaneous.

9.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Combination Agreement as a whole (including the Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Combination Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Article 9 and elsewhere in this Combination Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

9.2 Expenses.

(a) Except as set forth below in this Section 9.2 or as otherwise specifically provided for in this Combination Agreement, the Parties shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Combination Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated, except that Sky Brasil and DTV Brasil shall bear all expenses incurred after the date hereof (other than attorneys’ fees incurred by the Parties) in connection with the Required Approvals.

(b) The DTV Parties shall be responsible for, and none of the Sky Parties shall bear, any Taxes that relate to the Contribution of the TV Capital or DTV Brasil

Quotas pursuant to this Combination Agreement (including applicable transfer Taxes, registration fees, gains Taxes, Revenue Taxes and Income Taxes resulting directly from such sale of such TV Capital and DTV Brasil Quotas).

9.3 Notices. All notices and other communications required or permitted by this Combination Agreement shall be made in writing, and any such notice or communication shall be delivered in person, transmitted by telex or telecopier, mailed, certified or registered mail, return receipt requested, with postage prepaid, or sent by courier service and shall be deemed given when so received if delivered personally or by telex or telecopy (provided that a copy is also sent by certified or registered mail or by internationally recognized courier service), or if mailed, seven calendar days after the date of mailing (three calendar days in the case of an internationally recognized courier service), as follows:

Globo:

Globo Comunicações e Participações S.A.

Avenida de Afranio de Melo Franco, 135

Rio de Janeiro, 22430 – 060

Brasil

Attn: Mr. Jorge Nobrega and Mrs. Rossana Fontenele

Tel: +55-21-2540-4491

Fax: +55-21-2512-5046

with a copy to:

TV Globo Ltda.

Rua Marques de São Vicente, 30

Rio de Janeiro, 22451-040

Brasil

Attn: Ms. Simone Lahorgue Nunes

Tel: +55-21-2540-1057

Fax: +55-21-2540-1086

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

U.S.A.

Attn: Mr. Michael J. Gillespie

Tel: +1-212-909-6463

Fax: +1-212-909-6836

News:

The News Corporation Limited

1211 Avenue of the Americas

New York, NY 10036

U.S.A.

Attn: Mr. Lawrence A. Jacobs

Tel: +1-212-852-7720

Fax: +1-212-852-7896

with a copy to:

Hogan & Hartson L.L.P.

875 Third Avenue

New York, NY 10022

U.S.A.

Attn: Mr. Ira S. Sheinfeld

Tel: +1-212-918-8212

Fax: +1-212-918-3100

DirecTV and DTVLA:

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

U.S.A.

Attn: General Counsel

Tel: +1-310-964-0808

Fax: +1-310-964-4991

with a copy to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036

U.S.A.

Attn: General Counsel

Tel: +1-212-462-5036

Fax: +1-212-462-5060

9.4 Governing Law, Jurisdiction, Process, Etc.

(a) This Combination Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America (regardless of the laws that might otherwise govern under applicable principles of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

(b) Each Party irrevocably consents and agrees that any legal action, suit or proceeding commenced to enforce any right under this Combination Agreement shall be commenced only in the courts of the State of New York, County of New York, or of the U.S. District Court for the Southern District of New York. Each Party irrevocably submits to the jurisdiction of those courts for any such legal action, suit or proceeding and waives, to the fullest extent permitted by law, the right to commence any such legal action, suit or proceeding in any other court or venue and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such courts, and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum, and further agrees that a final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding on such Party.

(c) News hereby irrevocably designates News America Incorporated, with an office at 1211 Avenue of the Americas, New York, New York 10036, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Combination Agreement, and such service will be deemed complete upon delivery thereof to News America Incorporated, provided that in the case of any such service upon News America Incorporated, the Party effecting such service will also deliver a copy thereof to News by facsimile and internationally recognized courier service in accordance with Section 9.3 hereto.

(d) News (if News America Incorporated is dissolved) hereby irrevocably designates Corporation Service Company (or, upon notice to the other Parties hereto, any other agent) as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction and in any legal action or proceedings solely with respect to the matters set forth in Section 9.4(c) above, and such service will be deemed complete upon delivery thereof to such process agent, provided that in the case of any such service upon the process agent, the Party effecting such service has also delivered a copy thereof to News by facsimile and internationally recognized courier service in accordance with Section 9.3. News will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so News will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether Corporation Service Company or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of Corporation Service Company or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of such service is also delivered to News by facsimile and internationally recognized courier service in accordance with Section 9.3. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(e) Globo hereby irrevocably designates Corporation Service Company, with an office at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Combination Agreement, and such service will be deemed complete upon delivery thereof to Corporation Service Company, provided that in the case of any such service upon Corporation Service Company, the Party effecting such service has also delivered a copy thereof to Globo by facsimile and internationally recognized courier service in accordance with Section 9.3. Globo will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Globo will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether Corporation Service Company or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of Corporation Service Company or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of any such service is also delivered to Globo by facsimile and internationally recognized courier service in accordance with Section 9.3. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(f) Each Party hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event that the provisions of this Combination Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that money damages would not be a sufficient remedy for the other Parties hereto for any such non-performance or breach by it, and that in addition to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for or to prevent any such non-performance or breach or to seek to enforce specifically this Combination Agreement and the terms and provisions hereof. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a nonperformance or breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

9.5 Binding Effect. This Combination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.6 Assignment.

(a) This Combination Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided that Globo shall have the right to assign all or any part of its rights and obligations hereunder to TV Globo or any other member of the Globo Group, and provided further that each of News and DirecTV shall have the right to assign its rights and obligations hereunder to its Controlled Affiliates. In the event of any assignment by Globo to a Controlled Affiliate, Globo shall remain responsible for the performance in full by such Controlled Affiliate, and in the event any of such assignment to TV Globo to a Controlled Affiliate of TV Globo, TV Globo shall be responsible for the performance in full by such Controlled Affiliate. In the event of any assignment by News or DirecTV to a Controlled Affiliate thereof, News or DirecTV, as applicable, shall remain responsible for the performance in full by such Controlled Affiliate. News shall also have the right to assign its rights and obligations under this Combination Agreement upon a transfer of the entire aggregate interest in Sky Brasil held by the News Group to DirecTV (or any Affiliate thereof) provided that, upon such assignment, News shall continue to be bound by its obligations thereunder. Notwithstanding any permitted assignment hereunder, in no case will the assigning Party be released as a result of any such assignment from any of its obligations under Section 5.4 or in the case of any obligation already applicable to such assigning Party and its Controlled Affiliates.

(b) Notwithstanding anything to the contrary in this Combination Agreement, the other Related Agreements or the Participation Agreement, Globo shall be permitted to pledge all or part of its rights under the Combination Agreement or any other Transaction Agreement to any financial institution and to effect a Globo Monetization. Any such pledge shall not constitute a transfer of equity for any purpose under this Combination Agreement or any other Transaction Agreements, except to the extent any foreclosure by such pledge results in the sale of any Globo equity.

(c) Notwithstanding Section 9.6(a), promptly upon a reorganization of News resulting in News Parent becoming the ultimate parent of News and its Controlled Affiliates, the rights and obligations of News under this Combination Agreement shall be deemed immediately transferred to and assumed by News Parent, and each reference to News hereunder and thereunder shall be deemed a reference to News Parent, it being understood that News shall be a Controlled Affiliate of News Parent. Promptly following such reorganization, News Parent shall execute and deliver to the other Parties hereto a joinder to the Transaction Agreements or other instrument confirming that it is party to and bound by the Transaction Agreements to the same extent that News was bound immediately prior to such reorganization, whereupon News shall be released therefrom.

9.7 No Third Party Beneficiaries. Except as provided in Section 5.10(a) and 6.2(c) and Article 8 with respect to indemnification of Sky Party Indemnitees, DTV Brasil Indemnitees, the Sky Brasil Group and the DTV Brasil Group, as applicable, nothing in this Combination Agreement shall confer any rights upon any person or entity other than the Parties and their respective heirs, successors and permitted assigns.

9.8 Amendment; Waivers, Etc. No amendment, modification or discharge of this Combination Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Combination Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Combination Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.9 Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that the provisions of this Combination Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that, in addition to any other remedy to which any such other Party may be entitled at law or in equity, such other Party shall also be entitled to injunctive or other interim or equitable relief to prevent breaches of the provisions of this Combination Agreement and to seek to enforce specifically this Combination Agreement and the terms and provisions hereof.

9.10 Entire Agreement. This Combination Agreement, the other Transaction Agreements (including the Ancillary Closing Agreements (when executed and delivered), the Existing Confidentiality Agreements and any other operational agreements between any Party hereto and Sky Brasil constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. For the avoidance of doubt, the Master Agreement shall only continue to the extent set forth in Section 2.4 of the Participation Agreement.

9.11 Severability. Any term or provision of this Combination Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Combination Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Combination Agreement in any other jurisdiction. If any provision of this Combination Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Combination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.12 Construction. The parties have participated jointly in the negotiation and drafting of this Combination Agreement. In the event an ambiguity or question of intent or interpretation arises, this Combination Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Combination Agreement.

9.13 Headings. The headings contained in this Combination Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Combination Agreement.

9.14 Counterparts. This Combination Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Combination Agreement as of the date first above written.

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A.

By:	/s/ Ronnie Vaz Moreira
Name:	Ronnie Vaz Moreira
Title:	Chief of Operations

By:	/s/ Stefan Alexander
Name:	Stefan Alexander
Title:	Chief Financial Officer

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and Group General Counsel

THE DIRECTV GROUP, INC.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice-President and Chief Financial Officer

DIRECTV LATIN AMERICA, LLC

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	President

GLA BRASIL LTDA.

By:	/s/ Luis Eduardo Baptista
Name:	Luis Eduardo Baptista
Title:	General Manager

xlvi